Exhibit 4.5

AMENDMENT NO. 4

TO

PREFERRED STOCK RIGHTS AGREEMENT

This amendment number four (this “Amendment”) to the Preferred Stock Rights Agreement between Palm, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., as successor to Equiserve Trust Company, N.A. and Fleet National Bank (the “Rights Agent”), is made and entered into and effective as of December 22, 2008.

BACKGROUND

WHEREAS, the Company and the Rights Agent entered into a Preferred Stock Rights Agreement dated as of September 25, 2000 (as amended, the “Rights Agreement”);

WHEREAS, the Company and the Rights Agent entered into an amendment to the Rights Agreement on November 12, 2004;

WHEREAS, the Company and the Rights Agent entered into a second amendment to the Rights Agreement on June 1, 2007 to permit the transactions contemplated by Preferred Stock Purchase Agreement and Agreement and Plan of Merger, dated as of June 1, 2007, among Elevation Partners, L.P. (“Elevation”), the Company and Passport Merger Corporation, without Elevation becoming an Acquiring Person;

WHEREAS, the Company and the Rights Agent entered into a third amendment to the Rights Agreement on October 24, 2007 to reflect the agreement between the Company, Elevation and Elevation Employee Side Fund LLC, a Delaware limited liability company, set forth in the Stockholders’ Agreement dated October 24, 2007;

WHEREAS, Section 27 of the Rights Agreement provides that, in certain circumstances, including prior to the occurrence of a Distribution Date, the Company may supplement or amend the Rights Agreement without the approval of any holders of Rights;

WHEREAS, a Distribution Date has not occurred;

WHEREAS, the Company has agreed to issue and sell shares of the Company’s Series C Preferred Stock and warrants exercisable for a number of shares of the Company’s Common Stock to Elevation pursuant to the Series C Securities Purchase Agreement (as defined below), such that Elevation will beneficially own (as defined in the Rights Agreement) shares of preferred stock of the Company convertible into the Company’s Common Stock and warrants exercisable for a number of shares of the Company’s Common Stock upon the consummation of the transactions contemplated by the Series C Securities Purchase Agreement;

WHEREAS, on December 22, 2008, the Board of Directors of the Company resolved to amend the Rights Agreement to permit the transactions contemplated by the Series C Securities Purchase Agreement without Elevation becoming an Acquiring Person; and

WHEREAS, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the respective meanings assigned thereto in the Rights Agreement.

3. Supplement to Definitions. The definitions contained in Section 1 of the Rights Agreement shall be supplemented by adding the following:

“Series C Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated as of December 22, 2008, by and between the Company and Elevation.

4. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by adding the following immediately after the second sentence of Section 1(a) and immediately preceding the third sentence of Section 1(a):

“Notwithstanding anything in this Agreement to the contrary, neither Elevation nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of (i) the execution, delivery or performance of the Series C Securities Purchase Agreement, (ii) the announcement of the Series C Securities Purchase Agreement or any of the transactions contemplated in the Series C Securities Purchase Agreement, including the issuance of preferred stock and warrants by the Company to Elevation and the conversion of such preferred stock into Common Stock and/or exercise of such warrants for Common Stock (collectively, the “Transactions”), or (iii) the consummation of the Transactions.”

5. Amendment to Section 1(l). Section 1(l) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the execution, delivery or performance of the Series C Securities Purchase Agreement, (ii) the announcement of the Series C Securities Purchase Agreement or any of the Transactions, or (iii) the consummation of the Transactions.”

6. Amendment to Section 1(hh). Section 1(hh) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred as the result of (i) the execution, delivery or performance of the Series C Securities Purchase Agreement, (ii) the announcement of the Series C Securities Purchase Agreement or any of the Transactions, or (iii) the consummation of the Transactions.”

7. Amendment to Section 30. Section 30 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the execution, delivery or performance of the Series C Securities Purchase Agreement, (ii) the announcement of the Series C Securities Purchase Agreement or any of the Transactions, or (iii) the consummation of the Transactions.”

8. Effective Date. This Amendment is effective as of the date first set forth above, immediately prior to the execution of the Series C Securities Purchase Agreement.

9. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

10. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

11. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto hereby agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day first above written.

PALM, INC.

By:	/s/ Edward T. Colligan
Name:	Edward T. Colligan
Title:	CEO

COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

By:	/s/ Tyler Haynes
Name:	Tyler Haynes
Title:	Manager

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